UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2006
CARDINAL ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	333-131749 (Commission File Number)	20-2327916 (I.R.S. Employer Identification No.)

2 OMCO Square, Suite 201, Winchester, IN (Address of principal executive offices)		47394 (Zip Code)
(765) 584-2209
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Distillers Grain Marketing Agreement with Commodity Specialist Company
On December 13, 2006, we entered into a distillers grains marketing agreement with Commodity Specialist Company (“CSC”) for the purpose of marketing and distributing all of the distillers grains we expect to produce at our plant. CSC will market our distillers grains and we receive a percentage of the selling price actually received by CSC in marketing our distillers grains to its customers. The term of our agreement with CSC is for one year commencing as of the completion and start-up of the plant. Thereafter, the agreement will remain in effect unless otherwise terminated by either party with 120 days notice. Under the agreement, CSC will be responsible for all transportation arrangements for the distribution of our distillers grains.
The above description is qualified in its entirety by the full text of the Distillers Grain Marketing Agreement. The Distillers Grain Marketing Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the period ended September 30, 2006.
Project Development Agreement with Spiceland Wood Products, Inc.
On December 13, 2006, we entered into a project development agreement with Spiceland Wood Products, Inc. for services related to the development of our plant. Robert Davis, the principal of Spiceland Wood Products is one of our directors. Under the terms of the agreement, Spiceland Wood Products, through Robert Davis, will provide organizational and developmental services. For performing these development services, we agreed to pay Spiceland Wood Products a development fee equal to $26,000. One-half of the fee ($13,000) will be paid to Spiceland Wood Products on December 20, 2006 and the remaining half ($13,000) will be payable on March 1, 2007.
The above description is qualified in its entirety by the full text of the Project Development Agreement. The Project Development Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the period ended September 30, 2006.
Lump Sum Design Build Agreement with Fagen,, Inc.
On December 14, 2006, we entered into a design-build contract with Fagen, Inc. for the design and construction of our ethanol plant for a total price of $105,997,000, subject to further adjustment for change orders and increases in the costs of materials. We will pay a mobilization fee of $8,000,000 pursuant to the terms of the design-build contract. In addition, we agreed that if the plant is substantially complete within 545 days (18 months) from the date Fagen, Inc. begins construction, we will pay Fagen, Inc. an early completion bonus of $10,000 per day for each day that substantial completion was achieved prior to 545 days from the date constructions begins. However, in no event will Fagen, Inc.’s early completion bonus exceed $1,000,000.
We also entered into a license agreement with ICM, Inc. for limited use of ICM, Inc.’s proprietary technology and information to assist us in operating, maintaining, and repairing the ethanol production facility. We are not obligated to pay a fee to ICM, Inc. for use of the proprietary information and technology because our payment to Fagen, Inc. for the construction of the plant under our design-build agreement is inclusive of these costs. Under the license agreement, ICM, Inc. retains the exclusive right and interest in the proprietary information and technology and the goodwill associated with that information. ICM, Inc. may terminate the agreement upon written notice if we improperly use or disclose the proprietary information or technology at which point all proprietary property must be returned t o ICM, Inc.
The above description is qualified in its entirety by the full text of the Lump Sum Design-Build Agreement. The Lump Sum Design-Build Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the period ended September 30, 2006.

Completion of Purchase of Real Estate for Anticipated Plant Site
On March 22, 2006, we executed a real estate option agreement with Nelson E. Bateman, granting us an option to purchase approximately 205 acres of land near Harrisville, Indiana in Randolph County. We paid $5,000 for this option. Under the terms of the option agreement, we had the option to purchase the land for $9,000 per surveyed acre except for a 2.5 acre building site which was to be an additional $100,000. The option agreement allowed us to apply the amounts paid for the option and extensions of the option towards the total purchase price for the land. We notified Nelson E. Bateman of the exercise of the option and, on December 13, 2006, we completed the acquisition of the real estate pursuant to the terms of the option agreement.
On May 11, 2006, we executed a real estate option agreement with M.J.C.F. Farms, Inc., granting us an option to purchase approximately 87 acres adjacent to the 205-acre site. We paid $5,000 for the option to purchase the land for $9,000 per surveyed acre. We notified M.J.C.F. Farms, Inc. of our exercise of the option and, on December 13, 2006, we completed the acquisition of the real estate pursuant to the terms of the option agreement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC
December 19, 2006	/s/ Troy Prescott
Date	Troy Prescott, Chairman

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